EXHIBIT 99.1
For Immediate Release
Contact:
Debi Ethridge
Vice President, Finance & Investor Relations
dethridge@lodgian.com
(404) 365-2719
Lodgian Provides Updated Information on its Pursuit of Strategic Alternatives to Enhance Shareholder Value
     ATLANTA, Ga., December 27, 2007—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today released information to update investors regarding the Company’s previously announced review of strategic alternatives to enhance shareholder value. These plans include increased authorization of share repurchases and the sale of additional hotel assets. The Company will continue its review of strategic alternatives to maximize shareholder value, including, among other things, a sale of the entire Company. However, the current volatility in the debt and credit markets may inhibit or delay the signing or consummation of a transaction to sell the Company. As a result, Lodgian has suspended discussions with interested parties.
     The Company’s review of strategic alternatives has reinforced the view of its Board of Directors that at the current market price, Lodgian’s shares are undervalued and that they represent an attractive opportunity for investment of the Company’s available cash. On December 21, 2007, the closing price for the Company’s shares as reported on the American

Stock Exchange was $12.00 per share. Commencing with purchases in May 2006 and through December 20, 2007, the Company has repurchased an aggregate of 1.6 million shares of Common Stock at an average cost of $11.83 per share. The Company expects that its repurchases will continue as it explores other strategic alternatives for the enhancement of shareholder value. Investors should be aware that as a result, it is possible that the Company may be repurchasing shares at a time when it is evaluating strategic alternatives, including without limitation a potential sale of the Company, and that this raises the possibility that a Company repurchase might occur shortly prior to, and at a lower price than it negotiates for a sale of the Company. The Company will continue executing its share repurchases in accordance with the requirements of the safe harbor provisions of SEC Rule 10b-18.
     As part of its review of strategic alternatives to enhance shareholder value, the Company has continued with its previously announced plan for the sale of certain assets, having sold 24 hotels since November 1, 2006 for aggregate gross proceeds of $92 million. Further, Lodgian has identified nine additional hotels that it intends to sell. “The sale of these non-strategic properties will allow us to concentrate operationally on those hotels that will generate the highest returns and produce long-term growth for the company,” said Ed Rohling, Lodgian’s president and chief executive officer. “We will be increasing our operational focus on our upscale and upper upscale properties, which will comprise approximately 66 percent of the remaining rooms.”
     The nine hotels are identified as:

Crowne Plaza- Worcester, MA	243 rooms
Hilton- Troy, MI	191 rooms
Holiday Inn- Towson, MD	139 rooms
Holiday Inn- East Hartford, CT	130 rooms
Holiday Inn- Frisco, CO	217 rooms
Holiday Inn- Glen Burnie, MD	127 rooms
Holiday Inn- Phoenix, AZ	144 rooms
Holiday Inn Select- Windsor, Ontario	214 rooms
French Quarter Suites- Memphis, TN	105 rooms

     Of the nine hotels to be sold, three have net book values in excess of anticipated net proceeds. Therefore, the decision to sell these hotels will cause the Company to recognize an impairment charge, currently estimated to be approximately $6 million, which will be recorded in the 4th quarter of 2007. The Company expects to reclassify these hotels to discontinued operations in the 2008 first quarter. Management and the Board of Directors remain focused on the enhancement of shareholder value through all reasonably available means.
     The Company has decided to resume its practice of holding investor conference calls periodically, when it releases its financial results.
About Lodgian
     Lodgian is one of the largest independent owners and operators of full- service hotels in the United States. The Company currently manages a portfolio of 47 hotels with 8,547 rooms located in 25 states and Canada. Of the company’s 47-hotel portfolio, 25 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 12 are Marriott brands (Marriott, Courtyard by Marriott, SpringHill Suites by Marriott and Residence Inn by Marriott), four are Hilton brands (Hilton and Doubletree Club) and three are affiliated with two other nationally recognized franchisors. Three hotels are independent, unbranded properties. For more information about Lodgian, visit the Company’s Web site: www.lodgian.com.
     This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words

“may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time-to-time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.